EXHIBIT 99.2

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
      Effective March 16, 2005, Insignia Solutions plc (“Insignia”) acquired all of the outstanding shares of Mi4e Device Management AB (“Mi4e”). The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their estimated fair market values on the acquisition date.
      The purchase price of approximately $3.0 million consisted of 3,959,588 shares with a value of approximately $2,760,000 and acquisition costs of approximately $247,000.
      The following unaudited pro forma combined condensed consolidated balance sheet and statement of operations are derived from the historical consolidated financial statements of Insignia Solutions plc (“Insignia”) and Mi4e. The unaudited combined condensed consolidated balance sheet as of December 31, 2004 gives effect to the acquisition of Mi4e as if it occurred on that date. The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2004 gives effect to the acquisition of Mi4e as if it occurred on January 1, 2004. For purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2004, Insignia’s results of operations have been combined with Mi4e’s results of operations for such respective period as calculated by adding the results of operations for the six month period ended December 31, 2004 to the year ended June 30, 2004 and subtracting the six month period ended December 31, 2003.
      The unaudited pro forma combined condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma combined condensed consolidated balance sheet and statement of operations do not purport to represent what the Company’s financial position and results of operations would have been or would be if the transaction that give rise to the pro forma adjustments had occurred on the date assumed and are not necessarily indicative of future results. The unaudited pro forma combined condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Mi4e included elsewhere herein.

INSIGNIA SOLUTIONS PLC
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2004

			Pro Forma
			Adjustments		Pro Forma
	Insignia	Mi4e	(Note 3)		Combined

	(Amounts in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$902				$902
Restricted cash	50				50
Accounts receivable	175	$293			468
Other receivables	241	7			248
Tax receivable	322	—			322
Prepaid expenses	456	97			553

Total current assets	2,146	397			2,543

Property and equipment, net	140	27			167
Investment in affiliate	68				68
Goodwill	—		$528	(A)	528
Intangible assets, net	—		2,400	(A)	2,400

Other noncurrent assets	233				233

	$2,587	$424	$2,928		$5,939

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241	$141			$382
Accrued liabilities	995	61	$247	(C)	1,303
Notes payable	—	121			121
Income taxes payable	—	22			22
Deferred revenues	10				10

Total current liabilities	1,246	345	247		1,838

Shareholders’ equity:
Ordinary shares	11,939	15	$1,563	(D)	13,502
			(15	)(E)
Additional paid-in capital	64,459		1,197	(D)	65,656
Accumulated deficit	(74,596)	64	(64	)(E)	(74,596)
Other accumulated comprehensive loss	(461)				(461)

Total shareholders’ equity	1,341	79	2,681		4,101

	$2,587	$424	$2,928		$5,939

INSIGNIA SOLUTIONS PLC
UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

			Pro Forma		Pro
			Adjustments		Forma
	Insignia	Mi4e	(Note 3)		Combined

	(In thousands, except per share data)
Net revenues	$541	$646	$—		$1,187
Cost of net revenues	42	—	390	(B)	432

Gross profit	499	646	(390)		755

Operating expenses:
Sales and marketing	2,511	192	—		2,703
Research and development	2,807	274	—		3,081
General and administrative	2,579	236	—		2,815

Total operating expenses	7,897	702	—		8,599

Operating loss	(7,398)	(56)	(390)		(7,844)
Interest income (expense), net	6	(11)	—		(5)
Other income (expense), net	249	—	—		249

Loss before income taxes	(7,143)	(67)	(390)		(7,600)
Income taxes provision (benefit)	(81)	—	—		(81)

Net loss	$(7,062)	$(67)	$(390)		$(7,519)

Net loss per share:
Basic and diluted	$(0.23)				$(0.22)
Weighted average shares and ordinary share equivalents:
Basic and diluted	30,191				34,151

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
1.     SUMMARY OF TRANSACTION
      The purchase price of approximately $3.0 million consisted of 3,959,588 ordinary shares with a value of approximately $2,760,000 and acquisition costs of approximately $247,000. The consideration paid in the transaction was 2,969,692 American depositary shares (“ADSs”) representing ordinary shares, and another 989,896 ADSs issuable on March 31, 2006, subject to potential offset for breach of representations, warranties and covenants. The fair value of Insignia’s ordinary notes was determined using an average value of $0.6943 per share, which was the average closing price of the Company’s ordinary shares three days before and after the measurement date of February 10, 2005. In addition, up to a maximum of 700,000 euros is payable in a potential earn-out based on a percentage of future revenue collected from sales of existing Mi4e products. Any earn-out amounts paid by Insignia to Mi4e’s shareholders will be recorded as additional purchase price and an increase to goodwill. Insignia allocated the initial purchase price to the tangible net assets and intangible assets acquired and liabilities assumed, based on their estimated fair values. Under the purchase method of accounting, the initial purchase price does not include the contingent earn-out amount described above.
      The preliminary estimated purchase price is allocated as follows (in thousands):

Allocation of Purchase Price:

Tangible assets acquired	$424
Liabilities assumed	(345)
Goodwill(a)	528
Customer relationships(b)	900
Technology(c)	1,500

Total purchase price	$3,007

(a)	Goodwill represents the excess of the purchase price over the fair value of the net assets acquired and liabilities assumed and will be periodically reviewed for impairment.

(b)	Customer relationships will be amortized over 10 years, the period of time Insignia estimates it will benefit from the acquired customer relationships.

(c)	Technology will be amortized over 5 years, the period of time Insignia estimates it will benefit from the technology acquired.
2.     UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE
      The unaudited pro forma basic and diluted combined net loss per share is based on the historical weighted average number of shares of Insignia common stock outstanding during the period plus the number of shares issued in connection with the acquisition. Shares used in computing diluted combined net loss per share exclude ordinary share equivalents as their inclusion would be anti-dilutive due to the net loss incurred.
3.     PRO FORMA ADJUSTMENTS
      The following pro forma adjustments (in thousands) are based on management’s preliminary estimates of the value of the tangible and intangible assets acquired and liabilities assumed. These estimates are subject to finalization:

(A)	To record the goodwill ($528) and intangible assets (customer relationships — $900 and technology — $1,500) related to the acquisition of Mi4e.

(B)	To record the amortization of intangible assets of customer relationships ($90) and technology ($300).

(C)	To accrue acquisition related costs.

(D)	To record the estimated fair value of the common stock issued in connection with the acquisition (3,959,588 shares at an estimated value of $0.6943 per share).

(E)	To eliminate the historical equity of Mi4e.